Exhibit 99.1

AtlasClear Holdings Reports Fiscal First Quarter 2026 Results and Provides Corporate Update Including Elimination of Prior Going Concern Uncertainty

•	Earnings Call Scheduled for Friday, November 14, 2025, at 8:30 AM ET

•	$20 Million in New Financing Completed Subsequent to Quarter-End

•	De-SPAC Liabilities Reduced by Over 80% Since Fiscal 2024

•	Stockholders’ Equity Positive at $6.9 Million

•	Third Correspondent Clearing Customer Signed and Onboarding

TAMPA, Fla., November 14, 2025 — AtlasClear Holdings, Inc. (NYSE American: ATCH) (“AtlasClear Holdings” or the “Company”) today announced its financial results for the fiscal first quarter ended September 30, 2025, and provided a corporate update. The Company will host its earnings conference call this morning at 8:30 AM Eastern Time.

“This quarter marks a key inflection point for AtlasClear,” said John Schaible, Executive Chairman of AtlasClear Holdings. “We have achieved positive stockholders’ equity, continued to streamline our balance sheet, and have secured $20 million in additional financing to fund expansion and strengthen liquidity. These milestones reflect our strategic execution and the growing confidence of institutional investors in our business model.”

Craig Ridenhour, President of AtlasClear Holdings, added, “Operationally, we continue to see growth and diversification across our business lines. Our correspondent clearing business is scaling, our stock loan platform continues to deliver double-digit month-over-month revenue growth, and our fintech partnerships are opening new pathways for 2026 performance. We expect these operational advances to compound meaningfully in the coming quarters.”

Chief Financial Officer, Sandip Patel, commented, “The successful $20 million capital raise completed in October mitigates prior liquidity concerns and fully resolves the going concern qualification. We are now well-capitalized and strategically positioned to accelerate integration of technology, clearing, and banking operations into a unified financial services platform.”

Financial Highlights for the Quarter Ended September 30, 2025

•	Revenue: $4.25 million, up 52% year-over-year from $2.8 million in Q1 FY2025.

•	Operating Loss: $(877,000), improving from $(941,000) in the prior-year period.

•	Net Loss: $(440,000), compared to net income of $10.7 million in Q1 FY2025 (the prior year benefitted from one-time fair-value adjustments).

•	Total Assets: $73.6 million, up 21% from $60.9 million at June 30, 2025.

•	Stockholders’ Equity: Positive $6.86 million, compared to a deficit of $(6.8) million as of June 30, 2025.

•	Cash and Restricted Cash: $32.2 million, up from $29.6 million as of June 30, 2025.

•	Net Capital at Wilson-Davis: $12.28 million, exceeding regulatory requirements by $2.0 million.

Post-Quarter Financing and Liquidity

On October 8, 2025, AtlasClear completed two transactions with institutional investors, including Funicular Funds LP, totaling $20 million in gross proceeds (inclusive of $4.25 million converted from a recent debt financing):

•	A $10 million amended and restated secured convertible promissory note maturing in 2030, bearing 11% interest.

•	A $10 million equity unit offering priced at $0.60 per unit (one share and one $0.75 warrant per unit).

These transactions eliminated prior liquidity concerns, resolved the going concern uncertainty, and provide the foundation for the Company’s planned bank acquisition and further technology deployment.

Operational and Corporate Highlights

•	Wilson-Davis subsidiary delivered continued profitability, driven by growth in commissions, stock loan, and margin lending.

•	Third correspondent clearing client signed and onboarding, expected to contribute to 2026 revenues.

•	LocBox partnership expanding to include digital asset loans and management platforms in fiscal 2026.

•	Management team expansion: appointment of Sandip Patel as CFO/GC and addition of Steven Carlson as Independent Director.

•	Employment agreements executed with senior leadership, aligning long-term incentives with shareholder value creation.

Conference Call Details (Today at 8:30 AM ET)

Date: Friday, November 14, 2025
Time: 8:30 AM Eastern Time
Duration: Approximately 30 minutes

Speakers:

•	John Schaible, Executive Chairman

•	Craig Ridenhour, President

Participant Dial-In (U.S. Toll-Free): 1-877-407-0752 or 1-201-389-0912

Call me™ Link: https://callme.viavid.com/viavid/?callme=true&passcode=13756265&h=true&info=company&r=true&B=6
(Available 15 minutes prior to the start of the call.)

Webcast Access: https://viavid.webcasts.com/starthere.jsp?ei=1742857&tp_key=c93b23b177

Replay Information:

•	U.S. Toll-Free: 1-844-512-2921

•	International: 1-412-317-6671

•	Access ID: 13757167

•	Available: Approximately 3 hours after the call and accessible until Friday, November 28, 2025, at 11:59 PM ET

About AtlasClear Holdings, Inc.

AtlasClear Holdings, Inc. (NYSE American: ATCH) is building a cutting-edge, technology-enabled financial services platform designed to modernize trading, clearing, settlement, and banking for emerging financial institutions and fintechs. Through its subsidiary Wilson-Davis & Co., Inc., a full-service correspondent broker-dealer registered with the SEC and FINRA, and its pending acquisition of Commercial Bancorp of Wyoming, AtlasClear seeks to deliver a vertically integrated suite of brokerage, clearing, risk management, regulatory, and commercial banking solutions. For more information, visit www.atlasclear.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that reflect AtlasClear Holdings’ current views with respect to, among other things, its future operations and financial performance. Forward-looking statements in this communication may be identified by the use of words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "foreseeable," "future," "intend," "may," "outlook," "plan," "potential," "proposed," "predict," "project," "seek," "should," "target," "trends," "will," "would" and similar terms and phrases. Forward-looking statements contained in this communication include, but are not limited to, statements as to (i) the Company’s expectations regarding planned future growth and financial results, (ii) AtlasClear Holdings’ expectations regarding future financings, (iii) AtlasClear Holdings’ expectations as to future operational results, (v) AtlasClear Holdings’ anticipated growth strategy, including its planned acquisition of Commercial Bancorp of Wyoming, and (v) the financial technology of AtlasClear Holdings. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, many of which are beyond the Company’s control. Actual results may differ materially from those anticipated. For additional details regarding risks and uncertainties, please refer to AtlasClear Holdings’ filings with the SEC, including its Form 10-Q for the quarter ended September 30, 2025, and its Annual Report on Form 10-K filed September 29, 2025. AtlasClear Holdings undertakes no obligation to update or revise forward-looking statements, except as required by law.

Company Contact:
AtlasClear Holdings, Inc.
Email: AtlasClearIR@atlasclear.com

Investor Relations Contact:
Jeff Ramson, CEO
PCG Advisory, Inc.
Email: jramson@pcgadvisory.com